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                                                                                                                      EXHIBIT 12.2
PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)



                                          Six Months Ended
                                              June 30,                                  Year Ended December 31,
                                       ----------------------        -------------------------------------------------------------
                                          1999        1998              1998         1997         1996         1995        1994
                                       ----------  ----------        ----------   ----------   ----------   ---------   ----------

Net Earnings from Operations           $   54,881  $   66,930        $  100,483   $   38,399   $   79,384   $  47,660   $   25,066
Add:
     Interest Expense                      76,269      34,007            77,650       52,704       38,819      32,005        7,568
                                       ----------  ----------        ----------   ----------   ----------   ---------   ----------

Earnings, as Adjusted                  $  131,150  $  100,937        $  178,133   $   91,103   $  118,203   $  79,665   $   32,634
                                       ==========  ==========        ==========   ==========   ==========   =========   ==========


Combined Fixed Charges and Preferred
    Share Dividends:
     Interest Expense                  $   76,269  $   34,007        $   77,650   $   52,704   $   38,819   $  32,005   $    7,568
     Capitalized Interest                   7,711       8,928            19,173       18,365       16,138       8,599        2,208
                                       ----------  ----------        ----------   ----------   ----------   ---------   ----------

         Total Fixed Charges               83,980      42,935            96,823       71,069       54,957      40,604        9,776

     Preferred Share Dividends (a)         27,938      21,874            49,098       35,318       25,895       6,698           --
                                       ----------  ----------        ----------   ----------   ----------   ---------   ----------

Combined Fixed Charges and Preferred
     Share Dividends                   $  111,918  $   64,809        $  145,921   $  106,387   $   80,852   $  47,302   $    9,776
                                       ==========  ==========        ==========   ==========   ==========   =========   ==========

Ratio of Earnings, as Adjusted to
     Combined Fixed Charges and
     Preferred Share Dividends                1.2         1.6               1.2          (b)          1.5         1.7          3.3
                                       ==========  ==========        ==========   ==========   ==========   =========   ==========



(a)  ProLogis had no preferred shares prior to 1995.

(b) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million.

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